Exhibit 21.1

LIST OF SUBSIDIARIES OF OPORTUN FINANCIAL CORPORATION

The following is a list of subsidiaries of Oportun Financial Corporation and the state or other jurisdiction in which each was organized. This list does not include dormant subsidiaries or subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K.

Subsidiary	Jurisdiction of Formation
Digit Advisors, LLC	Delaware
Hello Digit, LLC	Delaware
Oportun CCW Depositor, LLC	Delaware
Oportun CCW Trust	Delaware
Oportun Depositor, LLC	Delaware
Oportun Funding XIII, LLC	Delaware
Oportun Funding XIV, LLC	Delaware
Oportun Global Holdings, Inc.	Delaware
Oportun Issuance Trust 2021-B	Delaware
Oportun Issuance Trust 2021-C	Delaware
Oportun Issuance Trust 2022-A	Delaware
Oportun Issuance Trust 2022-2	Delaware
Oportun Issuance Trust 2022-3	Delaware
Oportun Funding A, LLC	Delaware
Oportun PLW Depositor, LLC	Delaware
Oportun PLW Trust	Delaware
Oportun Receivables Holdings, LLC	Delaware
Oportun RF, LLC	Delaware
Oportun, Inc	Delaware
Oportun, LLC	Delaware
Oportun Canada, Inc.	Canada
OPRT Development Center Private Limited	India
OPTNSVC Mexico, S. de R.L. de C.V.	Mexico
PF Servicing, LLC	Delaware
PF Servicing, S. de R.L. de C.V.	Mexico